EXHIBIT 10.15-3

TEGNA INC.

2015 CHANGE IN CONTROL SEVERANCE PLAN

(As Amended through May 30, 2017)

Amendment No. 3

TEGNA Inc. hereby amends the TEGNA Inc. 2015 Change in Control Severance Plan, as amended through May 30, 2017, as amended (the “Plan”), as follows:

Effective as of the date this amendment is adopted, the Plan is hereby amended by replacing the second sentence of Section 7(b) of the Plan with the following:

For purposes of the Plan, (i) for a Participant who is the President and Chief Executive Officer of the Company on the date of the Change in Control, “Multiplier” means two and ninety-nine hundredths (2.99); and (ii) for other Participants the “Multiplier” shall be either two (2) or one (1) as assigned to the Participant by the Board or the Committee.

IN WITNESS WHEREOF, TEGNA Inc. has caused this Amendment to be executed by its duly authorized officer as of February 21, 2024.

TEGNA INC.

By:
Jeffrey Newman
SVP and Chief Human Resources Officer